EXHIBIT 99
                           NATIONAL FUEL GAS COMPANY
                        CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                   Twelve Months Ended
                                                         June 30,
                                                    1995          1994
                                                 (Thousands of Dollars)
INCOME

Operating Revenues                               $  980,898   $1, 148,982
                                                  ---------    ----------

Operating Expenses
   Purchased Gas                                    354,538      497,521
   Operation Expense                                265,489      270,420
   Maintenance                                       25,876       29,830
   Property, Franchise and Other Taxes               93,642      102,719
   Depreciation, Depletion and Amortization          72,712       71,832
   Income Taxes - Net                                44,400       51,803
                                                  ---------    ---------
                                                    856,657    1,024,125

Operating Income                                    124,241      124,857
Other Income                                          5,516        3,818
                                                  ---------    ---------
Income Before Interest Charges                      129,757      128,675
                                                  ---------    ---------

Interest Charges
   Interest on Long-Term Debt                        40,549       35,403
   Other Interest                                    12,506       10,912
                                                  ---------    ---------
                                                     53,055       46,315

Income Before Cumulative Effect                      76,702       82,360
Cumulative Effect of Changes
 in Accounting                                         (589)       3,826
                                                  ---------    ---------

Net Income Available for Common Stock            $   76,113   $   86,186
                                                  =========    =========

Earnings Per Common Share
Income Before Cumulative Effect                       $2.05        $2.24
Cumulative Effect of Changes
 in Accounting                                         (.02)         .10
                                                       ----         ----

Net Income Available for Common Stock                 $2.03        $2.34
                                                       ====         ====

Weighted Average Common Shares Outstanding       37,348,237   36,892,256
                                                 ==========   ==========